Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $8.9 million ($.62 diluted EPS) on revenue of $100.9 million for its fourth quarter ended December 31, 2007, compared to net income of $3.7 million ($.26 diluted EPS) on revenue of $76.0 million for the fourth quarter ended December 31, 2006. Net income for the twelve months ended December 31, 2007 was $31.2 million ($2.18 diluted EPS) on revenue of $472.7 million, compared to net income of $21.3 million ($1.53 diluted EPS) on revenue of $312.2 million for the twelve months ended December 31, 2006.

The company had a revenue backlog of $330.4 million and a labor backlog of approximately 3.7 million man-hours remaining to work, which consist of work remaining at December 31, 2007 and commitments received through February 27, 2008.

SELECTED BALANCE SHEET INFORMATION
(in thousands)

	December 31,	December 31,
	2007	2006
Cash, cash equivalents and short-term investments	$24,640	$10,302
Total current assets	135,747	96,097
Property, plant and equipment, at cost,net	188,766	155,440
Total assets	325,213	252,780
Total current liabilities	78,363	40,214
Debt	0	0
Shareholders' equity	228,913	200,756
Total liabilities and shareholders' equity	325,213	252,780

The management of Gulf Island Fabrication, Inc. will hold a conference call on Thursday, February 28, 2008, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended and year ended December 31, 2007. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.211.9933. A digital rebroadcast of the call is available two hours after the call and ending March 12, 2008 by dialing 1.888.203.1112, replay passcode: 6367146.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs, FPSOs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

EXHIBIT 99.1
GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$100,894	$75,965	$472,739	$312,181
Cost of revenue	84,705	68,970	415,901	273,768
Gross profit	16,189	6,995	56,838	38,413
General and administrative expenses	2,471	2,350	10,359	9,137
Operating income	13,718	4,645	46,479	29,276

Other income (expense):
Interest expense	(17)	(11)	(50)	(473)
Interest income	91	88	434	359
Other	-	199	(10)	1,261
	74	276	374	1,147

Income before income taxes	13,792	4,921	46,853	30,423

Income taxes	4,941	1,193	15,686	9,098

Net income	$8,851	$3,728	$31,167	$21,325

Per share data:
Basic earnings (loss) per share	$0.62	$0.27	$2.20	$1.54
Diluted earnings (loss) per share	$0.62	$0.26	$2.18	$1.53

Weighted-average shares	14,195	14,019	14,161	13,812
Effect of dilutive securities: employee stock options	70	159	109	122
Adjusted weighted-average shares (1)	14,265	14,178	14,270	13,934

Depreciation and amortization included in expense above	$3,665	$3,242	$14,121	$12,509

Cash dividend declared per common share	$0.100	$0.075	$0.400	$0.300

(1) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100